UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K

                                 Current Report
                                   Pursuant to
                             Section 13 or 15(d) of
                       The Securities Exchange Act of 1934


       Date of Report (Date of Earliest Event Reported): February 3, 2003


                         ALLMERICA FINANCIAL CORPORATION
             (Exact name of Registrant as specified in its charter)


      Delaware                        1-13754                   04-3263626
(State or other jurisdic-     (Commission File Number)     (I.R.S. Employer I.D.
  tion of Incorporation)                                         Number)



               440 Lincoln Street, Worcester, Massachusetts 01653
                    (Address of Principal Executive Offices)
                                   (Zip Code)

                                 (508) 855-1000
               (Registrant's Telephone Number including area code)



                               Page 1 of 13 pages
                             Exhibit Index on page 4

Item 9. Regulation FD Disclosure

On February 3, 2003, Allmerica Financial Corporation announced net operating income and net income for the fourth quarter of 2002 and a net operating loss and a net loss for the full-year 2002.

Item 7. Financial Statements and Exhibits.

Exhibit 99 Press Release dated February 3, 2003, announcing that Allmerica Financial Corporation reported net operating income and net income for the fourth quarter of 2002 and a net operating loss and a net loss for the full-year 2002.

SIGNATURES


Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
                                           Allmerica Financial Corporation
                                           Registrant

                                  By:      /s/ Edward J. Parry III
                                           Edward J. Parry III
                                           Executive Officer of the Chairman,
                                           Chief Financial Officer and
                                           Principal Accounting Officer




Date: February 4, 2003

Exhibit Index

Exhibit 99 Press Release dated February 3, 2003, announcing that Allmerica Financial Corporation reported net operating income and net income for the fourth quarter of 2002 and a net operating loss and a net loss for the full-year 2002.

Exhibit 99


Allmerica Financial Corporation Reports Fourth Quarter Net Operating Income of $0.42 Per Share and Net Income of $0.28 Per Share

WORCESTER, Mass., February 3, 2003 - Allmerica Financial Corporation (NYSE: AFC) (the "Company") today reported net operating income and net income for the fourth quarter and a net operating loss and a net loss for the full-year 2002.

Fourth quarter summary:

Net operating income per share was $0.42, or $21.9 million compared to $0.64 per share, or $34.0 million in 2001. Net operating income and loss exclude certain items which management believes are not indicative of overall operating trends, including net realized investment gains and losses and certain other items, net of taxes.

Risk Management pre-tax operating earnings were $35.2 million, up from $29.0 million reported in the fourth quarter of 2001.

Asset Accumulation pre-tax operating earnings were $7.8 million, as compared to pre-tax operating earnings of $25.9 million for the same period in 2001.

Net income was $14.9 million, or $0.28 per share in the fourth quarter of 2002 versus a net loss of $70.7 million, or $1.34 per share in the same period of 2001. In the fourth quarter, net income included a gain on the retirement of long-term funding agreements of $66.7 million, or $1.26 per share, gains on derivatives of $6.5 million, or $0.12 per share, net realized investment losses of $45.8 million, or $0.87 per share, a loss on the sale of the Company's universal life insurance business of $20.3 million, or $0.38 per share, and restructuring and reorganization costs of $14.1 million, or $0.27 per share. Net loss for the same period of 2001 included losses from selected property and casualty exited agencies, policies, groups, and programs of $44.4 million, or $0.84 per share, losses on derivatives of $24.4 million, or $0.46 per share, increased voluntary pool asbestos and environmental reserves of $21.5 million, or $0.41 per share, net realized investment losses of $12.6 million, or $0.24 per share, and restructuring costs of $1.8 million, or $0.03 per share.

Full-year summary:

Net operating loss per share was $5.21, or $275.4 million, as compared to net operating income of $3.10 per share or $164.5 million in 2001.

Risk Management pre-tax operating earnings for the year were $184.3 million, up significantly from $93.5 million for the full year 2001.

Asset Accumulation reported a pre-tax operating loss of $600.6 million, as compared to $163.7 million of pre-tax operating income in 2001.

The Company reported a net loss of $306.1 million, or $5.79 per share in 2002 versus a net loss of $3.1 million, or $0.06 per share in 2001. In 2002, the net loss included a gain on the retirement of long-term funding agreements of $66.7 million, or $1.26 per share, gains on derivatives of $26.2 million, or $0.50 per share, net realized investment losses of $89.4 million, or $1.69 per share, a loss on the sale of the Company's fixed universal life insurance business of $20.3 million, or $0.38 per share, restructuring and reorganization costs of $14.1 million, or $0.27 per share, a contingency payment received from the sale of the defined contribution business of $2.3 million, or $0.04 per share, a benefit of $1.6 million, or $0.03 per share, from the release of a reserve related to sales practice litigation which was settled in 1998, and a charge reflecting the cumulative effect of a change in accounting principle of $3.7 million, or $0.07 per share. In 2001, net loss included net realized investment losses of $78.8 million, or $1.48 per share, losses from selected property and casualty exited agencies, policies, groups, and programs of $44.4 million, or $0.84 per share, losses on derivatives of $22.9 million, or $0.43 per share, increased voluntary pool asbestos and environmental reserves of $21.5 million, or $0.41 per share, restructuring costs of $1.8 million, or $0.03 per share, a benefit of $5.0 million, or $0.09 per share, related to the release of reserves for the aforementioned sales practice litigation, and a charge reflecting the cumulative effect of a change in accounting principle of $3.2 million, or $0.06 per share.

"We achieved solid results in both the Asset Accumulation and Risk Management segments of our business in the fourth quarter," said Edward J. Parry, III, president of Allmerica's Asset Accumulation Companies and Allmerica Financial Corporation's chief financial officer. "We successfully completed a series of transactions which significantly improved the year-end statutory capital and surplus positions in our life insurance companies. In addition, we are pleased with our progress in VeraVest Investments Inc., our recently introduced broker-dealer." Robert P. Restrepo, Jr., president of Allmerica's Property and Casualty Companies added, "Risk Management, our property and casualty business, ended 2002 with good fourth quarter operating results and completed the year with substantially improved earnings. Our increased profits reflect rate increases and the continuing positive effects of our agency management initiatives."

Segment Results

Allmerica Financial operates in two primary businesses: Risk Management and Asset Accumulation. Risk Management markets property and casualty insurance products on a regional basis through The Hanover Insurance Company and Citizens Insurance Company of America. Asset Accumulation consists of Allmerica Financial Services and Allmerica Asset Management. Allmerica Financial Services markets non-proprietary insurance and retirement savings products and services primarily to individuals through VeraVest Investments, Inc. (formerly named "Allmerica Investments, Inc.") and manages a portfolio of proprietary life insurance and annuity products previously issued through Allmerica's two life insurance subsidiaries. Allmerica Asset Management markets investment management services to institutions, pension funds, and other organizations through Opus Investment Management, Inc. (formerly named "Allmerica Asset Management, Inc.").

Risk Management

Risk Management pre-tax operating earnings were $35.2 million in the fourth quarter of 2002, up from $29.0 million in the fourth quarter of 2001. Full-year Risk Management pre-tax operating earnings were $184.3 million in 2002, up significantly from $93.5 million in 2001. Earnings were higher in both periods due to continued rate increases, primarily in commercial lines, decreased commercial lines losses, and lower pre-tax catastrophe losses. These items were partially offset by increased losses in personal auto, lower net investment income, and increased expenses.

Property and Casualty highlights:

Net premiums written were $543.5 million in the fourth quarter of 2002, as compared to $550.2 million in the fourth quarter of 2001. Full-year net premiums written were $2.3 billion in both 2002 and 2001.

Net premiums earned were $575.0 million in the fourth quarter of 2002, as compared to $560.8 million in the fourth quarter of 2001. Full-year net premiums earned were $2.3 billion in 2002 versus $2.2 billion in 2001.

The statutory loss ratio was 69.5 percent in the fourth quarter of 2002, as compared to 68.2 percent for the fourth quarter of 2001. For the year 2002, the statutory loss ratio was 65.8 percent, as compared to 71.0 percent for all of 2001.

The statutory expense ratio was 29.5 percent in the fourth quarter of 2002, versus 27.5 percent in the same period in 2001. The full-year statutory expense ratio was 28.7 percent in 2002, as compared to 26.7 percent in 2001.

In the fourth quarter of 2002, pre-tax catastrophe losses were $7.5 million, as compared to $13.3 million in the comparable period one year earlier. Pre-tax catastrophe losses were $31.3 million for the full year of 2002, as compared to $51.0 million for all of 2001.

Asset Accumulation

Allmerica Financial Services reported a pre-tax operating loss of $0.7 million in the quarter, as compared to $21.7 million of pre-tax operating earnings in the fourth quarter of 2001. Earnings for the quarter decreased principally due to the increased amortization of deferred policy acquisition costs, which more than offset increased surrender fee income.

For the full year, this segment reported a pre-tax operating loss of $625.0 million in 2002, as compared to net operating earnings of $143.0 million in 2001. The loss for the full year of 2002 was principally due to significant charges and increased expenses related to the Company's decision in the third quarter to restructure its Allmerica Financial Services business unit. This action included ceasing the manufacture and sale of proprietary variable annuity and variable life insurance products and reflected the continued decline in equity market valuations through the first nine months of the year. Third quarter charges related to this decision included $487.5 million related to a write-off of deferred policy acquisition costs, $106.7 million related to guaranteed minimum death benefit reserves partially offset by a related decrease in deferred acquisition cost amortization of $67.6 million, and $29.8 million related to the write-off of certain capitalized hardware and software development costs. In addition, the full-year loss included a $141.9 million write-off of deferred policy acquisition costs in the second quarter, higher amortization of deferred policy acquisition costs in the fourth quarter of $33.7 million, and increased net guaranteed minimum death benefit costs of $27.5 million for the full year.

In the fourth quarter, individual annuity surrenders increased to $1.2 billion following the third quarter ratings downgrades, as compared to $427.1 million for the third quarter of the year and $903.6 million for the first six months of 2002.

Allmerica Asset Management's fourth quarter pre-tax operating earnings were $8.5 million, as compared to $4.2 million in the same period in the prior year. In the fourth quarter, earnings increased over the prior year primarily due to increased guaranteed investment contract earnings, which benefited from favorable movements in interest rates and foreign exchange rates. Full-year pre-tax operating earnings in 2002 were $24.4 million, versus $20.7 million in 2001. Full-year earnings increased in this segment primarily due to the inclusion of AMGRO Inc., the Company's property and casualty premium financing business, partially offset by lower interest margins on guaranteed investment contracts. Previously, AMGRO had been included as part of the Risk Management segment.

During the fourth quarter, the Company retired approximately $550 million in statutory par value of long-term funding agreements at amounts below face value that resulted in a net increase in statutory surplus of the combined life insurance subsidiaries of approximately $84 million. Total funding agreements outstanding at December 31, 2002 were $1.4 billion, as compared to $2.7 billion at December 31, 2001 and $2.2 billion at September 30, 2002.

Corporate

Corporate segment net expenses were $14.4 million in the fourth quarter of 2002, as compared to $16.3 million in 2001. Full-year corporate net expenses were $63.5 million in 2002, versus $63.8 million in 2001.

Investment Results

Net investment income was $137.3 million for the fourth quarter of 2002, as compared to $154.1 million in the same period in 2001. For the year 2002, net investment income was $590.2 million, as compared to $655.2 million in 2001. In both periods, net investment income decreased principally due to lower average outstanding spread-based assets in the guaranteed investment contract business, lower portfolio yields driven by a shift in the portfolio to higher credit quality bonds, the effect of defaults on certain fixed income securities and lower prevailing interest rates.

Fourth quarter pre-tax net realized investment losses were $78.4 million, as compared to $34.3 million of pre-tax net realized investment losses in 2001. Full-year 2002 pre-tax net realized investment losses were $162.3 million, versus $123.9 million of pre-tax net realized investment losses in 2001. In each period, pre-tax net realized investment losses were principally related to impairments on fixed income securities. In the current quarter, pre-tax net realized investment losses from impairments of $122.3 million and losses from derivative investments of $19.9 million were partially offset by gains of $60.1 million from sales of other fixed income securities. In the fourth quarter of 2001, pre-tax net realized investment losses from impairments of $62.2 million were partially offset by gains of $36.1 million from the sales of other fixed income securities. For the year 2002, pre-tax net realized investment losses from impairments of $238.5 million and losses from derivative investments of $53.1 million were partially offset by gains of $120.9 million from sales of other fixed income securities. In 2001, pre-tax net realized investment losses from impairments of $185.3 million and losses from derivative investments of $32.9 million were partially offset by gains of $68.4 million from sales of other fixed income securities.

Balance Sheet and Other

Shareholders' equity was $2.1 billion, or $39.12 per share at December 31, 2002, as compared to $2.4 billion, or $45.19 per share at December 31, 2001. Excluding accumulated other comprehensive income, book value was $39.83 per share at the close of the fourth quarter, as compared to $45.44 per share at December 31, 2001.

In the fourth quarter of 2002, the Company recorded a $78.7 million after tax increase in its minimum pension liability related to its qualified pension plans. This increase is reflected as a decrease to accumulated other comprehensive income.

Total assets were $26.5 billion at December 31, 2002, as compared to $30.3 billion at year-end 2001. Separate account assets were $12.3 billion at December 31, 2002, versus $14.8 billion at December 31, 2001. The declines in total and separate account assets were principally the result of the decline in the equity markets throughout 2002 and increased surrenders of individual variable annuities.

At December 31, 2002, the Company had available tax benefits from net operating loss carryforwards of approximately $77 million, and alternative minimum tax credits and other tax credits of approximately $149 million. These items may be used to offset taxes due on future earnings in either the life insurance or property and casualty companies.

Improved Life Insurance Company Capital Position

On January 8, 2003, the Company announced a series of transactions, effective December 31, 2002, that significantly improved the statutory capital positions of its life insurance companies.

Statutory capital is the measure of capital utilized by insurance industry regulators. The specific transactions included the sale of its fixed universal life insurance block of business, retirement of long-term funding agreements at amounts less than statutory carrying values, implementation of a new guaranteed minimum death benefit mortality reinsurance program, and the redomestication and reorganization of the internal ownership structure of its life insurance subsidiaries.

Including the benefit of these actions, total adjusted statutory capital at December 31, 2002 was approximately $480 million for the combined life insurance subsidiaries, an increase of 47 percent from the September 30, 2002 level of $326 million. In addition, the Risk Based Capital (RBC) ratio of Allmerica Financial Life Insurance and Annuity Company, the lead life insurance company as of December 31, 2002, increased from 133 percent as of September 30, 2002 to approximately 250 percent as of December 31, 2002. RBC is a regulatory method of measuring the minimum amount of capital appropriate for an insurance company. The first level of regulatory involvement required as a result of RBC levels, the so-called "Company Action Level", is between 100 percent and 125 percent. Regulated insurance companies with RBC ratios which fall below the Company Action Level are required to prepare and submit an RBC plan which is acceptable to the insurance commissioner of the state of domicile.

Allmerica Financial Corporation will be hosting a conference call to discuss the Company's fourth quarter results on Tuesday, February 4th at 10:00 a.m. Eastern Time. Interested investors and others can listen to the call through Allmerica's web site, located at www.allmerica.com. Web-cast participants should go to the web site 15 minutes early to register, download, and install any necessary audio software. A re-broadcast of the conference call will be available on this web site two hours after the call for one week following its posting.

Allmerica Financial Corporation's Fourth Quarter Statistical Supplement is also available at www.allmerica.com.

Certain statements in this release may be considered to be forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Use of the words "believes", "anticipates", "expects" and similar expressions is intended to identify forward-looking statements. The Company cautions investors that any such forward-looking statements are not guarantees of future performance, and actual results could differ materially. Investors are directed to consider the risks and uncertainties in our business that may affect future performance and that are discussed in readily available documents, including the Company's annual report and other documents filed by Allmerica with the Securities and Exchange Commission and which are also available at www.allmerica.com. These uncertainties include the possibility of adverse catastrophe experience and severe weather, adverse loss development and adverse trends in mortality and morbidity, changes in the stock and financial markets, changes from assumed surrender activities, adverse selection in surrender patterns, investment impairments, heightened competition, adverse state and federal legislation or regulation, financial ratings actions, and various other factors, including the effect of the Company's restructuring actions.

Allmerica Financial Corporation is the holding company for a diversified group of insurance and financial services companies headquartered in Worcester, Massachusetts.

                                      -30-



CONTACTS:                  Investors:                 Media:
                           Henry P. St. Cyr           Michael F. Buckley
                           (508) 855-2959             (508) 855-3099
                           hstcyr@allmerica.com       mibuckley@allmerica.com

AF-03
02/3/03

ALLMERICA FINANCIAL CORPORATION
(In millions, except per share data)

                                                                 Quarter ended                   Year ended
                                                                  December 31                   December 31
                                                          ------------------------------------------------------------
                                                              2002          2001            2002            2001
Net  income (loss)                                           $14.9         $(70.7)        $(306.1)         $(3.1)
Net  income (loss) per share (1)                             $0.28         $(1.34)        $(5.79)          $(0.06)
Weighted average shares                                       52.9          52.7            52.9            53.1


The following is a reconciliation from net operating income (loss) to net income (loss) per share:

PER SHARE DATA (DILUTED) (1)
                                                Quarter ended December 31                      Year ended December 31
                                       ------------------------------------------------------------------------------------------
                                               2002                   2001                   2002                   2001
                                       ------------------------------------------------------------------------------------------
                                           $      Per Share       $      Per Share       $       Per Share      $      Per Share
                                       ------------------------------------------------------------------------------------------
Net operating income (loss) (2)         $ 21.9      $ 0.42      $ 34.0     $  0.64     $(275.4)    $(5.21)    $164.5     $ 3.10
Net realized investment losses, net
of taxes and amortization                (45.8)      (0.87)      (12.6)      (0.24)      (89.4)     (1.69)     (78.8)     (1.48)
Gains (losses) on derivatives, net
of taxes (3)                               6.5        0.12       (24.4)      (0.46)       26.2       0.50      (22.9)     (0.43)
Gain from retirement of trust
instruments supported by funding
obligations, net of taxes (4)             66.7        1.26         --          --         66.7       1.26        --         --
Contingency payment from sale of
defined contribution business, net
of taxes                                   --          --          --          --          2.3       0.04        --         --
Loss from sale of universal life
business, net of taxes (5)               (20.3)      (0.38)        --          --        (20.3)     (0.38)       --         --
Restructuring and reorganization
costs, net of taxes (6)                  (14.1)      (0.27)       (1.8)      (0.03)      (14.1)     (0.27)      (1.8)     (0.03)
Loss from selected property and
casualty exited agencies, policies,
groups, and programs, net of taxes         --          --        (44.4)      (0.84)        --         --       (44.4)     (0.84)
(7)
Voluntary pool environmental losses,
net of taxes (8)                           --          --        (21.5)      (0.41)        --         --       (21.5)     (0.41)
Sales practice litigation, net of
taxes (9)                                  --          --          --          --          1.6       0.03        5.0       0.09
                                       ---------- ----------- ---------- ----------- ----------- ---------- ---------- ----------
Income (loss) from continuing
operations before accounting change       14.9        0.28       (70.7)      (1.34)     (302.4)     (5.72)       0.1        --
Cumulative effect of change in
accounting principle, net of taxes         --          --          --          --         (3.7)     (0.07)      (3.2)     (0.06)
(10)
                                       ---------- ----------- ---------- ----------- ----------- ---------- ---------- ----------
Net  income (loss)                      $ 14.9      $ 0.28      $(70.7)    $ (1.34)    $(306.1)    $(5.79)    $ (3.1)    $(0.06)
                                       ========== =========== ========== =========== =========== ========== ========== ==========

(1) Basic net income (loss) per share was $0.28 and $(1.34) for the quarters ended December 31, 2002 and 2001, respectively, and $(5.79) and $(0.06) for the years ended December 31, 2002 and 2001, respectively. Per share data for the quarter ended December 31, 2001, and the year ended December 31, 2002 represents basic income (loss) per share due to antidiluition.

(2) Represents net income (loss) adjusted for certain items which management believes are not indicative of the Company's core operations. Net operating income (loss) excludes net realized investment gains (losses) and certain gains (losses) on derivative instruments because fluctuations in these gains and losses are determined by interest rates, financial markets and the timing of sales; and net gains and losses on disposals of businesses, discontinued operations, restructuring and reorganization costs, extraordinary items, the cumulative effect of accounting changes, and certain other items, which, in each case, are neither normal nor recurring. Although the items excluded from net operating income (loss) may be significant components in understanding and assessing the Company's financial performance, management believes net operating income (loss) enhances an investor's understanding of the Company's results of operations by highlighting net income (loss) attributable to the normal, recurring operations of the business, consistent with industry practice. However, net operating income (loss) should not be construed as a substitute for net income (loss) determined in accordance with generally accepted accounting principles.

(3) Gains (losses) on derivatives, net of taxes, primarily represent an accounting charge for hedge ineffectiveness on certain derivatives in accordance with SFAS No. 133.

(4) Represents gains on the early retirement of the Company's funding agreement obligations at amounts lower than carrying value.

(5) On December 31, 2002, the Company signed an agreement to sell substantially all of its fixed universal life insurance block of business to John Hancock Life Insurance Company.

(6) Represents costs related to a restructuring and reorganization of Allmerica Financial Services in 2002 and the restructuring of the Company's information technology support groups in 2001.

(7) Represents expected losses from selected property and casualty exited agencies, policies, groups, and programs. In 2001, the Company evaluated its approximately 2500 agencies in the Risk Management segment. The result of this process was the identification of approximately 690 agencies that did not meet certain profitability standards or were not strategically aligned with the Company. For these agents, the Company either terminated the relationship or restricted the agent's access to certain types of policies. In addition, certain groups and specialty programs were discontinued.

(8) From 1950 to 1982, the Company voluntarily participated in an excess and casualty reinsurance pool along with several other major property and casualty carriers. The pool was dissolved in 1982 and has been in run-off since that time. During the fourth quarter of 2001, the pool obtained an independent actuarial review of its current reserve position, which indicated a significant reserve deficiency, primarily as a result of adverse development of asbestos claims. As a result of this study, the Company recognized an increase in reserves of $33 million, gross of taxes, based on the Company's participation in the reserve deficiency.

(9) In 2002 and 2001, the Company recognized a benefit of $1.6 million and $5.0 million, net of taxes, respectively, as a result of refining cost estimates related to settlement, in 1998, of a sales practice class action lawsuit.

(10) Cumulative effect of change in accounting principle, net of taxes, represents the adoption of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets", in 2002 and Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities", in 2001.

All figures reported are unaudited.